UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AmCOMP INCORPORATED
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THIS FILING CONSISTS OF A PRESS RELEASE ISSUED BY THE REGISTRANT ON MAY 6, 2008.

AmCOMP Reports First Quarter 2008 Financial Results

North Palm Beach, FL, May 6, 2008 - AmCOMP Incorporated (Nasdaq: AMCP) today announced results for the first quarter ended March 31, 2008.

For the first quarter of 2008, net income was $4.5 million, or $0.29 per diluted share, compared to net income of $4.0 million, or $0.25 per diluted share, for the same period in 2007.  Weighted average diluted shares outstanding for the first quarter of 2008 were 15,402,000 compared to 15,779,000 for the first quarter of 2007. Total revenue for the first quarter of 2008 was $57.5 million versus $64.1 million in the comparable period in 2007.

The net combined ratio for the first quarter improved to 95.5% compared to 96.4% for the same period in 2007.  Book value per outstanding share was $10.79 at March 31, 2008, compared to a book value per outstanding share of $10.35 as of December 31, 2007.  AmCOMP’s return on equity was 11.2% at the end of the first quarter of 2008 compared to 11.3% at March 31, 2007.

Commenting on the Company’s first quarter 2008 financial results, Debra Ruedisili, AmCOMP’s Executive Vice President and Chief Operating Officer, said:  “This quarter’s financial performance underscores AmCOMP’s ability to successfully manage its business and make an underwriting profit in a challenging market.  By maintaining underwriting discipline and pricing integrity, despite the continuation of the soft cycle, we improved our year-over-year first quarter bottom line results and combined ratio.  We accomplished this by focusing, among other things, on our loss and loss adjustment expenses, reporting a notable 52.7% loss ratio for the quarter.  Additionally, we extended our record of redundancies to 13 consecutive years as we released $6.8 million for the first quarter 2008, less reinsurance, as a result of favorable loss development.

“It appears that we are quickly approaching the close of our merger with EMPLOYERS.  The members of AmCOMP’s management team would like to take this opportunity to thank all of our employees, independent agents, policyholders and service providers for their support of the AmCOMP brand over the past 26 years.  We also commend our employees for their dedication and hard work as they delivered industry-leading customer service, our independent agents for their proud representation of AmCOMP in the market place, our policyholders for their willingness to work with us to reduce their workers’ compensation costs, our service providers for their facilitation of our business and you, our stockholders, for your belief in the value of the name ‘AmCOMP’.  We hope you are well pleased with the return on your investment.”

Previously Announced Definitive Agreement

On January 10, 2008, AmCOMP announced that it signed a definitive agreement to be acquired by Employers Holdings, Inc. (“EMPLOYERS®”) (NYSE: EIG), a provider of workers’ compensation insurance to small U.S. businesses.  Under the terms of the merger agreement, EMPLOYERS will acquire 100% of AmCOMP’s outstanding stock and its subsidiaries for approximately $194 million in cash, or $12.50 per share of common stock. The transaction, which is subject to regulatory approval by the Florida Office of Insurance Regulation, approval by AmCOMP stockholders and customary conditions of closing, is expected to be completed by the end of the second quarter of 2008.

About AmCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers' compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Conference Call

The Company will host a conference call on Wednesday, May 7, 2008, at 8:00 AM ET, which is available via webcast on the Company's website and can be accessed by visiting. http://ir.amcomp.com/eventdetail.cfm?eventid=31311.  The dial-in number for the conference call is 877-419-6600.  Please call at least five minutes before the scheduled start time.

There will be an audio replay of the call, which will be available starting 11:00 AM ET through 11:59 PM ET, Saturday, May 10, 2008, and may be accessed by calling 888-203-1112 and using the pass code 2492692.  The conference call webcast will be available on the Company’s website for 60 days.

Forward-looking Statements

Statements made in this press release, including those about the Company’s financial condition and results of operations and about its future plans and objectives that are not based on historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “believe,” “expect,” “plans,” “intend,” “project,” “estimate,” “may,” “should,” “will,” “continue,” “potential,” “forecast” and “anticipate” and similar expressions identify forward-looking statements. Any such statements involve known and unknown risks, uncertainties and other factors, including those set forth under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Such factors may cause AmCOMP’s actual performance, condition and achievements to be materially different than any future performance, condition and achievement discussed in this press release. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by these cautionary statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In connection with AmCOMP’s Special Meeting of stockholders to be held on Thursday, May 29, 2008 at 9AM EDT, AmCOMP filed a definitive proxy statement with the Securities and Exchange Commission on April 30, 2008.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company at the Securities and Exchange Commission’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request  to the Company, Attention: George E. Harris, Secretary, AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, Telephone: (561) 840-7171.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction.

Set forth in the tables below are summary results of operations for the three months ended March 31, 2008 and 2007, as well as selected balance sheet data as of March 31, 2008 and December 31, 2007.  The following information is preliminary and unaudited and is subject to change until final results are publicly distributed. The Company currently expects to file its consolidated financial statements with the Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 10, 2008.

Contacts:

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

Gale A. Blackburn
Vice President of Investor Relations
561-840-7171 ext. 11586

AmCOMP Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts and ratios)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Statement of Operations Data:
Revenue:
Net premiums earned	$52,249	$59,213
Net investment income	5,309	4,862
Net realized investment loss	(98)	-
Other income	15	30
Total revenue	57,475	64,105
Expenses:
Losses and loss adjustment expenses	27,556	34,918
Policy acquisition expenses	10,065	9,203
Underwriting and other expenses	9,934	10,693
Dividends to policyholders	2,369	2,241
Interest expense	807	954
Total expenses	50,731	58,009

Income before income taxes	6,744	6,096
Income tax (benefit) expense	2,264	2,076
Net income	$4,480	$4,020

Operating Data:
Direct premiums written	$62,863	$74,356
Gross premiums written	63,699	75,579
Net premiums written	62,201	75,070
Per Share Data:
Earnings per share
Basic	$0.29	$0.26
Diluted	0.29	0.25
Weighted average common shares outstanding
Basic	15,291	15,760
Diluted	15,402	15,779
Selected Insurance Ratios:
Net loss ratio[1]	52.7%	59.0%
Net policy acquisition expense ratio[2]	19.3%	15.5%
Underwriting and other expense ratio[3]	19.0%	18.1%
Net combined ratio, excluding policyholder dividends[4]	91.0%	92.6%
Dividend ratio[5]	4.5%	3.8%
Net combined ratio, including policyholder dividends[6]	95.5%	96.4%

1 Losses and loss adjustment expenses divided by net premiums earned, after the effects of reinsurance

2 Net policy acquisition expenses divided by net premiums earned

3 Underwriting and other expenses divided by net premiums earned

4 Sum of ratios computed in footnotes 1, 2 and 3

5 Dividends to policyholders divided by net premiums earned

6 Sum of ratios computed in footnotes 1, 2, 3 and 5

AmCOMP Incorporated and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31,	December 31,
	2008	2007
Assets:
Cash and investments	$460,477	$454,199
Premiums receivable – net	95,753	88,486
Reinsurance recoverables	67,020	67,807
Deferred policy acquisition costs	20,459	19,116
Deferred income taxes – net	18,655	19,889
Other assets	18,265	19,666
Total assets	$680,629	$669,163

Liabilities and stockholders’ equity:
Unpaid losses and loss adjustment expenses	$317,214	$324,224
Unearned and advance premiums	111,633	102,672
Notes payable	36,018	36,464
Other liabilities	50,787	47,626
Total liabilities	$515,652	$510,986
Total stockholders’ equity	164,977	158,177
Total liabilities and stockholders’ equity	$680,629	$669,163